Exhibit 10.1

August 14, 2017

Mr. Jack E. Steil
1015 Wilda Drive
Westminster, Maryland 21157

Dear Jack:

We are pleased to confirm our offer of continued employment with Howard Bank (the “Bank”) following the proposed merger between the Bank and First Mariner Bank (the “Merger”) as Senior Business Development Advisor.

We are pleased to provide you with a comprehensive total value package. References to “Executive” are references to you.  Your offer includes the following elements:

1.	Base Salary. Your base salary will be $275,000 per annum less applicable deductions. You will be paid on a bi-weekly basis through either direct deposit or by check.

2.
Annual Incentive. You will be eligible to participate in such bonus or incentive programs as are made available by the Bank in accordance with the terms of such programs. The actual amount of your annual bonus, if any, will be determined based on business and personal performance, and is subject to (i) approval by the Bank’s Board of Directors, (ii) your continued satisfactory performance and (iii) your continued employment with the Bank up to and including the date of payment. Any annual bonus is not earned until the date it is paid.

3.
Merger Payment. Within 60 days following the closing of the Merger, you will receive a cash payment equal to $921,750.00, subject to (a) your continued employment with First Mariner Bank through the date of the closing of the Merger, (b) acceptance of this offer letter, and (c) your entering into, and not revoking, a release of all claims against the Bank, First Mariner Bank and their affiliates. In exchange, you agree to cooperate with the 280G Stockholder Approval terms as defined and set forth in the Agreement and Plan of Reorganization by and between Howard Bancorp, Inc., Howard Bank, and First Mariner Bank, dated as of August 14, 2017.

4.	Car Allowance. You will receive a car allowance of $750.00 per month.

5.	Perquisites. You will receive a paid membership at Center Club of Baltimore and Hayfields Country Club.

6.
Benefits. The Bank currently offers a competitive benefits package which includes: medical, dental, vision and prescription drug coverage, short- and long-term disability coverage, life insurance, and a 401(k) plan with a 100% match up to the first 4% of eligible contributions. The Bank reserves the right to amend or terminate its benefit plans at any time and for any reason.

7.	Vacation. The Bank offers a Paid Time Off (PTO) policy that incorporates vacation, sick and personal time. Based on your position, you will be eligible for 25 days of Paid Time Off annually.

8.
Severance. In the event and only in the event of your involuntary Separation from Service without Cause (as defined below) on or before March 31, 2021 (but more than six months following the closing of the Merger or any other “Change in Control,” as defined in the Prior Employment Agreement, defined below), then, subject to your execution of a release, commencing within 60 days following the effective date of your involuntary Separation from Service, the Bank will pay to you as severance a monthly amount equal to 1/12th of the sum of (i) 1.5 times your Base Salary and (ii) 1.5 times the higher of the annual bonus paid to you in the most recent two prior fiscal years, for a period equal to the greater of (A) the remaining Term (through March 31, 2021) or (B) one year (the “Severance Payment”).  In the event and only in the event involuntary Separation from Service without Cause within six months following the closing of the Merger (or any other “Change in Control,” as defined in the Prior Employment Agreement, defined below, as long as such termination is effective on or before March 31, 2021), then, subject to your execution of a release, commencing within 60 days following the effective date of your involuntary Separation from Service, the Bank will pay to you as severance a monthly amount equal to 1/12th of the sum of (i) 2.0 times your Base Salary and (ii) 2.0 times the higher of the annual bonus paid to you in the most recent two prior fiscal years, for a period equal to the greater of (A) the remaining Term (through March 31, 2021) or (B) one year (the “Severance Payment”).

For purposes of calculating the Severance Payment, to the extent Separation from Service occurs before the date two annual bonuses are paid by the Bank, the most recent annual bonuses paid to you by First Mariner Bank shall be taken into account, provided, however that no success bonus or other bonuses paid to you in connection with the Merger or value of any 2017 annual bonus that exceeded the greater of your 2015 First Mariner bonus and 2016 First Mariner bonus will be taken into account.

For purposes of this Agreement, “Cause” means any of the following events or conduct preceding a termination of employment initiated by the Bank:

(a)  any act on the part of the Executive that constitutes, in the reasonable judgment of the Board, fraud or dishonesty toward the Bank, toward any employee, officer or director of the Bank, or toward any person doing business with the Bank;

(b)  the conviction of the Executive of any felony or any other crime involving moral turpitude (including a plea of nolo contendere) or an indictment or criminal charge for such crime, if, in the judgment of the Board, such indictment or charge materially interferes with the Executive’s discharge of his employment duties or obligations under this Agreement;

(c)  the Executive’s diversion of any business opportunity from the Employer, or the Executive’s entering into any transaction or contractual relationship with, or on behalf of, the Bank without the prior written consent of the Board, which constitutes a conflict of interest, impermissible self-dealing, or other violation of the Bank’s policies or code of conduct; provided, however, such conduct will not constitute Cause unless the Board delivers to the Executive written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than 30 days) within which the Executive may take such remedial action, and the Executive has not taken the specified remedial action with the specified reasonable time;

(d) the Executive breaches any of the non-compete or non-disparagement covenants described below;

(e) the Executive fails to discharge his material duties and obligations contained in this Agreement;

(f)  the Executive engages in willful misconduct, including sexual harassment or abuse of alcohol or drugs, which materially and adversely affects the Executive’s performance of his employment duties or materially endangers the reputation of the Bank; or

(g)  conduct by the Executive that results in removal of the Executive as an officer or employee of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

9.
Board Seat. The Bank anticipates, but makes no assurances that, commensurate with your role as former chairman, Howard Bancorp, Inc. will include you on the recommended slate of directors presented to the stockholders at each stockholders meeting through March 31, 2021, pursuant to which your term as a director would expire unless nominated or re-elected.

10.
Release. Notwithstanding any other provision of this Agreement, the Executive’s rights to any Severance Payment described in paragraph 8, above, is conditioned upon the Executive executing and not revoking a valid release agreement in substantially the form attached hereto as Exhibit A, with appropriate updates, including for changes in applicable law (the “Release”), within the time periods set forth therein, releasing the Bank and its affiliates from any and all liability in connection with Executive’s employment. Any Severance Payments due for the first period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective. If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, the Bank shall make or commence payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective. Executive’s rights to the Severance Payments are further conditioned on Executive’s material compliance with the non-compete and non-disparagement covenants described below. In the event that Executive materially breaches such obligations, the Bank’s obligation to pay Executive any Severance Payments will cease immediately.

11.
409A. The parties intend that the provisions of this Agreement comply with or be exempt from section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Bank or to any other individual or entity. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

12.	Taxes. All compensation and benefits provided by the Bank will be subject to applicable tax withholding and deductions.

13.
Effectiveness; Non-Compete and Other Covenants. This offer is contingent on the closing of the Merger. If the Merger does not close or if the Agreement and Plan of Reorganization governing the Merger is not signed or is terminated, this offer letter will immediately become null and void.

Upon the closing of the Merger, this offer letter will supersede and replace your Amended and Restated Employment Agreement, dated as of May 1, 2017, with First Mariner Bank (your “Prior Employment Agreement”) and you will have no further rights or obligations thereunder, except that the covenants set forth in Section 5 therein shall not be superseded and shall be incorporated by reference herein and will apply during your employment with Howard Bank and following the termination of your employment for the period(s) of time provided for in your Prior Employment Agreement. For purposes of the covenants incorporated by reference herein from your Prior Employment Agreement, the term “Bank” shall include Howard Bank and its affiliates. You hereby acknowledge and agree that you will comply with such covenants, that you received good and valuable consideration in exchange for such covenants, and that such covenants are necessary to protect Howard Bank’s legitimate business interests.

14.
Notice of Immunity/Defend Trade Secrets Act. Notwithstanding the confidentiality obligations set forth in your Prior Employment Agreement, you acknowledge that you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure or trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are not required to seek permission of the Bank or to notify the Bank prior to making such disclosures or participating in such investigation. If you file a lawsuit for retaliation by the Bank for reporting a suspected violation of law, you may disclose the Bank’s trade secrets to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal; and (y) do not disclose the trade secret except pursuant to court order.

15.
Non-Disparagement. You agree that during your employment with the Bank and for three (3) years thereafter, you will not make, publish or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its affiliates, any of their respective businesses, products, services or activities, or any of their respective current or former officers, directors, managers, employees or agents. This provision shall not prohibit you from providing truthful testimony in response to a validly issued subpoena.

16.
Governing Law and Dispute Resolution. This letter agreement will be construed and enforced under and in accordance with the laws of the State of Maryland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Any controversy or claim arising out of or relating to this letter agreement, or the breach thereof, will be settled by binding arbitration before a single arbitrator in accordance with the then-existing rules of the American Arbitration Association. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature. Judgment on the award may be entered in any court having jurisdiction. The decision of the arbitrator will be final and binding on the parties, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, in the event of a breach or threatened breach of your obligations under Section 5 of your Prior Employment Agreement, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions, in addition to such other remedies that may be available at law, in equity or otherwise.

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Please review this offer letter and return an executed copy to me no later than 08/16/2017. I am confident that you will make a meaningful contribution to the Howard Bank team. Welcome aboard!

Best Regards,

/s/ Mary Ann Scully
Mary Ann Scully
CEO and Chairman

I hereby accept Howard Bank’s employment offer as described in this letter, contingent on the closing of the Merger. I understand that my acceptance of this offer does not constitute an employment contract and that my employment with Howard Bank may be terminated, either by my employer or myself at anytime, for any reason, with or without notice. I further acknowledge that this offer letter represents the entire agreement between me and Howard Bank regarding the offer of employment described herein and that no verbal or written agreements, promises or representations that are not specifically stated in this offer letter, are or will be binding upon Howard Bank regarding the offer of employment described herein.

Employment Accepted by:	/s/ Jack E. Steil	08/14/2017
	Jack E. Steil	Date